UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                           E.W. BLANCH HOLDINGS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5)   Total fee paid:

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     [_]  Fee paid previously with preliminary materials:

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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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          2)   Form, Schedule or Registration Statement No.:

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          4)   Date Filed:

________________________________________________________________________________

                           E. W. BLANCH HOLDINGS, INC.
- --------------------------------------------------------------------------------
                            500 N. Akard, Suite 4500
                               Dallas, Texas 75201

                                                                 March 23, 2001


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of E. W. Blanch Holdings, Inc. to be held at Lincoln Plaza, 500 North Akard, 37th Floor, Dallas, Texas 75201, on Thursday, April 26, 2001, at 10:30 A.M. Central Daylight Time. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to vote your proxy. On behalf of your Board of Directors, thank you for your continued support of and interest in E. W. Blanch Holdings, Inc.

                                        Sincerely,


                                        /s/ Chris L. Walker

                                        Chris L. Walker
                                        Chairman and Chief Executive Officer

                           E. W. BLANCH HOLDINGS, INC.
                            500 N. AKARD, SUITE 4500
                               DALLAS, TEXAS 75201


                               ------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 2001

                               ------------------


     Notice is hereby given that the Annual Meeting of Shareholders of E. W. Blanch Holdings, Inc. (the "Company") will be held at Lincoln Plaza, 500 North Akard, 37th Floor, Dallas, Texas 75201, on Thursday, April 26, 2001, at 10:30 A.M. Central Daylight Time, for the following purposes:

     1. To elect three Class II directors to serve until the Annual Meeting of Shareholders in 2004 and until their respective successors are duly elected and qualified;

     2.   To approve the E. W. Blanch Holdings, Inc. Management Incentive Plan;

     3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 2001 fiscal year; and

     4. To act upon any other business that may properly be brought before the Annual Meeting.

     The close of business on March 5, 2001 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     Enclosed for your information is the Company's Annual Report for the year ended December 31, 2000.

                                        By Order of the Board of Directors



                                        /s/ Daniel P. O'Keefe

                                        Daniel P. O'Keefe
                                        SECRETARY

March 23, 2001

                           E. W. BLANCH HOLDINGS, INC.
                            500 N. AKARD, SUITE 4500
                               DALLAS, TEXAS 75201



                               ------------------
                                 PROXY STATEMENT
                               ------------------



                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed proxy is solicited by the Board of Directors of E. W. Blanch Holdings, Inc. (the "Company") for use at the Annual Meeting of Shareholders, which will be held at 10:30 A.M. Central Daylight Time on Thursday, April 26, 2001, at Lincoln Plaza, 500 North Akard, 37th Floor, Dallas, Texas 75201, and at any adjournment thereof.

     Only shareholders of record at the close of business on March 5, 2001 are entitled to vote at the Annual Meeting or any adjournment thereof. As of said date, 13,045,666 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), were outstanding and entitled to one vote per share on all matters submitted to shareholders. A list of shareholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 500 North Akard, Suite 4500, Dallas, Texas 75201 and at the Annual Meeting.

     The Board of Directors is aware of three items of business to be considered at the Annual Meeting: (1) the election of three Class II directors to serve until the Annual Meeting of Shareholders in 2004 and until their respective successors are duly elected and qualified; (2) approval of the Company's Management Incentive Plan; and (3) ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2001 fiscal year. The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. The Board of Directors recommends that an affirmative vote be cast in favor of all of the proposals listed above.

     The giving of a proxy does not preclude a shareholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, shareholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. All returned proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR election of the Class II directors named herein, FOR approval of the Management Incentive Plan, and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2001 fiscal year.

     This proxy solicitation material is being mailed on or about April 2, 2001 to shareholders as of the record date with a copy of the Company's 2000 Annual Report to Shareholders, which includes financial statements for the period ended December 31, 2000.

     Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy card. The holders of a majority of the Common Stock outstanding and entitled to vote who are present either in person or represented by proxy will constitute a quorum for the Annual Meeting.

     Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular director (whether as a result of a direction to withhold or a broker non-vote) will not be counted in such director's favor.

     All other matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, to constitute the action of the shareholders. If an executed proxy card is returned and the shareholder has voted "abstain" on any matter (or "withhold authority" as to the election of any Director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

     The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company.

                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of Class II, consisting of three Directors, expires. It is the intention of the Board that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of Paul B. Ingrey, James N. Land, Jr., and Chris L. Walker as Directors to hold office for a term of three years until the Annual Meeting of Shareholders in 2004 and until their respective successors are duly elected and qualified.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The election of Directors requires a plurality of the votes cast at the Annual Meeting, in person or by proxy. The proxies cannot be voted for a greater number of persons than the three named nominees.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES.

     The following sets forth information regarding each nominee and the remaining Directors who will continue in office after the Annual Meeting.

NOMINEES FOR CLASS II DIRECTORS
(TERMS EXPIRING IN 2001)

     PAUL B. INGREY (61) -- Mr. Ingrey has served as a Director of the Company since January 1997. Mr. Ingrey retired in January 1997 from F&G Re, which he helped found and where he served as Chairman of the Board and Chief Executive Officer from January 1996 until his retirement. Prior to 1996, Mr. Ingrey served as President of F&G Re. F&G Re was a reinsurance company and a division of United States Fidelity and Guaranty Company, which was purchased by St. Paul Re Corp. (SPC) in 1998.

     JAMES N. LAND, JR. (71) -- Mr. Land has served as a Director of the Company since April 1993 and as a corporate financial consultant to a number of companies since October 1976. Mr. Land currently serves on the Board of Directors of Riviera Holdings Corporation. In addition, Mr. Land served on the Executive Committee of the Board of Directors of The First Boston Corporation from 1967 to 1976.

     CHRIS L. WALKER (43) -- Mr. Walker was appointed Chief Executive Officer and Chairman of the Board on January 25, 2001. Prior to then he served as President and Chief Operating Officer of the Company, offices to which he was appointed in July 1995. Mr. Walker has been a Director of the Company since October 1994 and previously served as Executive Vice President from March 1993 to July 1995. Mr. Walker has been associated with predecessors of the Company since 1980. From 1985 to

1990, he served as Vice President, from 1990 to 1993, he served as Senior Vice President, and from February 1993 to March 1993, he served as Executive Vice President of those predecessors. He also is currently serving as President and Chief Executive Officer of the Company's wholly owned subsidiary, E. W. Blanch Co., Inc.


CLASS III DIRECTORS
(TERMS EXPIRING IN 2002)

     EDGAR W. BLANCH, JR. (64) -- Mr. Blanch served as Chief Executive Officer and Chairman of the Board of Directors of the Company from its formation in March 1993 until January 25, 2001. He currently serves as Chairman Emeritus. Mr. Blanch has been associated with predecessors of the Company since 1958. From 1976 to 1993, he served as Chief Executive Officer of those predecessors.

     WILLIAM B. MADDEN (61) -- Mr. Madden has served as a Director of the Company since April 1993 and as the President of Madden Securities Corporation, a general securities and investment banking firm, since 1986. Mr. Madden currently is on the Board of Directors of Mercantile Bank and Trust and serves as a Director of Pillowtex Corporation.

     STEVEN G. ROTHMEIER (54) -- Mr. Rothmeier has served as a Director of the Company since April 1993 and as Chairman of the Board of Directors and Chief Executive Officer of Great Northern Capital, a private investment management firm, since March 1993. Mr. Rothmeier served as President of IAI Capital Group, a venture capital and merchant banking firm, from 1989 to 1993 and as Chairman of the Board of Directors and Chief Executive Officer of NWA, Inc. and Northwest Airlines Inc. from 1985 to 1989. Mr. Rothmeier currently is a Director of GenCorp, Department 56, Inc., Precision Castparts Corp., and Waste Management, Inc.


CLASS I DIRECTORS
(TERMS EXPIRING IN 2003)

     KAJ AHLMANN (50) -- Mr. Ahlmann has served as Vice Chairman and Director of the Company since November 24, 1999. Mr. Ahlmann has worked in the insurance industry since 1972. He was appointed as Deputy General Manager of Baltica Insurance in 1980. Baltica acquired Nordisk Reinsurance Company A/S and Mr. Ahlmann was appointed Chief General Manager of Baltica-Nordisk Reinsurance in 1985 and as Managing Director of Nordisk Reinsurance Company A/S in 1988. Following the acquisition of Nordisk Reinsurance Company by Employers Reinsurance Corporation in 1988, Mr. Ahlmann served as Managing Director of Nordisk and Chief Operating Officer for Europe beginning in 1990. In 1992 he assumed the additional responsibility of Chief Operating Officer of Employers Reinsurance International, and in September of 1993 he was named Chairman, President and Chief Executive Officer of the parent organization, Employers Reinsurance Corporation. Mr. Ahlmann served as a Director of Insurance Holdings of America, Inc. until September 19, 2000. Mr. Ahlmann has announced that he intends to resign from the Company, including his position as a Director, effective April 1, 2001.

     GERALD A. ISOM (62) -- Mr. Isom has served as a Director of the Company since December of 1999, when he was appointed to the vacancy created by the retirement of Mr. Joseph Sargent. Mr. Isom was President of CIGNA Property & Casualty from March 1993 until his retirement in August 1999. Mr. Isom began his insurance career with Fireman's Fund. In June 1985 he became President and CEO of Transamerica Insurance; he also served as a group Vice President of Transamerica Corporation from 1991 to 1993. Mr. Isom is currently a director of Clinician Support Technology, Inc., a member of the Ohio Valley College Board of Trustees and a member of the Pepperdine University Board of Regents.

                        BOARD OF DIRECTORS AND COMMITTEES

COMPENSATION COMMITTEE
     The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Messrs. Ingrey, Isom, Land, Madden and Rothmeier. The Compensation Committee determines the compensation for executive officers of the Company and establishes the Company's compensation policies and practices. The Compensation Committee also grants awards under the Company's employee stock plans.

AUDIT COMMITTEE
     The Audit Committee of the Board of Directors (the "Audit Committee") consists of Messrs. Ingrey, Isom, Land, Madden and Rothmeier. Information regarding the functions performed by the Committee is set forth in the "Report of the Audit Committee" included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included as Appendix A. All Audit Committee members are "independent" as that term is defined by the Audit Committee Charter and by New York Stock Exchange listing standards.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES
     During the fiscal year ended December 31, 2000, the Board of Directors held eighteen meetings, the Compensation Committee held six meetings and the Audit Committee held four meetings. The Board of Directors does not have a nominating committee. All Directors except Kaj Ahlmann attended at least 75% of the meetings of the Board of Directors and committees on which they served; Mr. Ahlmann attended 67% of such meetings.

DIRECTORS' COMPENSATION
     Directors of the Company who are not officers or employees of the Company receive a fee of $9,000 per quarter plus $1,000 per meeting, including committee meetings, attended. Directors of the Company who are officers or employees of the Company do not receive additional compensation for their services as a Director. No Director receives additional compensation for serving on a committee other than the fee for attendance at committee meetings. Directors of the Company who are not officers or employees of the Company may elect to receive their fees in the form of Common Stock of the Company, or to defer receipt of such fees and have the deferred amounts treated as if invested in Common Stock, pursuant to the Company's Non-Employee Directors' Stock Plan.

     In addition, pursuant to the Company's Directors' Stock Option Plan (the "Directors' Stock Option Plan") adopted on July 24, 1997, each non-employee Director automatically receives an initial stock option grant for 5,000 shares of Common Stock on the date such person first becomes a Director and an additional annual stock option grant for 2,000 shares of Common Stock on the date of the Annual Meeting of Shareholders in each year. The initial stock option grant of 5,000 shares was granted to each non-employee Director in office on the date the Directors' Stock Option Plan was adopted and to Mr. Isom on December 20, 1999, when he became a member of the Company's Board of Directors. The initial stock option grant vests one-third on the date of grant and one-third on each of the first and second anniversary dates of the date of grant, provided the non-employee Director is still a Director of the Company on such date. The annual option grants vest in full six months following the date of grant, provided the non-employee Director is still a Director of the Company on such date. The annual stock option grant is only awarded to non-employee Directors who have served since the date of the last annual Meeting of Shareholders and who will continue to serve as Directors after the date of such grant. All options granted under the Directors' Stock Option Plan are nonqualified stock options with a term of ten years and are granted at an option price equal to the fair market value of the Common Stock on the date of grant.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 5, 2001: (i) by each Director; (ii) by each of the executive officers included in the Summary Compensation Table set forth under the caption "Executive Compensation"; (iii) by all Directors and executive officers of the Company as a group; and (iv) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.


                                                          AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                  BENEFICIAL OWNERSHIP     PERCENT OF CLASS
- ------------------------------------------------------   ----------------------   -----------------
   Kaj Ahlmann                                                     50,219(1)                *

   Edgar W. Blanch, Jr.                                           821,454(2)             6.08%

   Rodman R. Fox                                                       80(15)               *

   Paul B. Ingrey                                                  44,500(3)                *

   Gerald A. Isom                                                   3,334(4)                *

   James N. Land, Jr.                                              22,000(5)                *

   William B. Madden                                               14,000(6)                *

   Daniel P. O'Keefe                                               38,051(16)               *

   Ian D. Packer                                                      539(15)               *

   Steven G. Rothmeier                                             16,000(7)                *

   Chris L. Walker                                                490,010(8)             3.67%

   Susan B. Wollenberg                                              3,400(17)               *

   All directors and executive officers                         1,503,587               10.47%
   as a group (12 persons)

   American Express Financial Corporation                         770,179(9)             5.90%
   IDS Tower 10
   Minneapolis, MN 55440

   BankAmerica Corporation                                        768,600(10)            5.89%
   555 California Street, Suite 2600
   San Francisco, CA 94104

   Capital Research and Management Company                      1,110,000(11)            8.50%
   SMALLCAP World Fund, Inc.                                      860,000(11)            6.59%
   333 South Hope Street
   Los Angeles, CA 90071

   FMR Corp.                                                      745,300(12)            5.71%
   82 Devonshire Street
   Boston, MA 02109

   Kayne Anderson Rudnick Investment Management, LLC              785,419(13)            6.02%
   1800 Avenue of the Stars, Second Floor
   Los Angeles, CA 90067

   Royce & Associates, Inc.                                     1,399,300(14)           10.73%
   Royce Management Company                                        55,100(14)               *
   Charles M. Royce, Controlling Person
   1414 Avenue of the Americas
   New York, NY 10019
- ---------------------

 *   Indicates ownership of less than 1% of the outstanding Common Stock.

(1) Includes 219 shares of Common Stock held in Mr. Ahlmann's 401K account and 50,000 vested options.

(2) Includes 9,819 shares of Common Stock held in Mr. Blanch's 401K account, 35,000 shares held in Mr. Blanch's EWB Retirement Account, 150,000 shares of Common Stock in a Call Option, 150,000 shares of Common Stock in a Put Option and 455,910 vested options.

(3) Includes 10,000 shares of Common Stock beneficially owned by a family trust and which, due to Mr. Ingrey's position as trustee of such trust, may be deemed to be beneficially owned by him.

     Includes 12,000 shares of Common Stock owned by Mr. Ingrey's spouse as to which he disclaims beneficial ownership. Includes 11,000 vested options.

(4)  Includes Mr. Isom's 3,334 vested options.

(5)  Includes Mr. Land's 11,000 vested options.

(6) Includes 1,000 shares of Common Stock beneficially owned by Mr. Madden's spouse as to which he disclaims beneficial ownership. Includes 11,000 vested options.

(7) Includes 1,000 shares owned by a trust and which, due to Mr. Rothmeier's position as co-trustee of such trust, may be deemed to be beneficially owned by him. Includes Mr. Rothmeier's 11,000 vested options.

(8) Includes 1,221 shares of Common Stock held in Mr. Walker's 401K account and 1,439 shares of Common Stock held by Mr. Walker in the Company's Employee Stock Purchase Plan. Includes 238,128 vested options and 60,000 options, which will vest within 60 days.

(9) Based on a Schedule 13G dated December 31, 1999 prepared by American Express Financial Corporation ("Amex Financial") and filed with the Securities and Exchange Commission. Amex Financial and American Express Company ("Amex") had shared voting power with respect to 14,800 shares and shared dispositive power with respect to 770,179 shares. Amex Financial also reported that it was an investment advisor and that Amex was a parent holding company.

(10) Based on a Schedule 13G dated February 8, 1999 prepared by BankAmerica Corporation ("BankAmerica") and filed with the Securities and Exchange Commission. BankAmerica and certain of its affiliates and subsidiaries had shared voting power and shared dispositive power with respect to 768,600 shares. BankAmerica also reported that this filing was made in its capacity as a bank holding company, and as the successor to all assets and liabilities after a merger between NationsBank Corporation and BankAmerica on September 30, 1998.

(11) Based on a Schedule 13G, dated February 9, 2001, prepared jointly by Capital Research and Management Company ("Capital") and SMALLCAP World Fund, Inc. ("SMALLCAP"), filed with the Securities and Exchange Commission. Capital reported that it is an investment advisor to SMALLCAP and others. Capital had sole dispositive power with respect to 1,100,000 shares. Capital disclaims beneficial ownership of these shares pursuant to Rule 13d-4. SMALLCAP reported that it is an investment company. SMALLCAP had sole voting power with respect to 860,000 shares. Capital and SMALLCAP reported that the filing was made pursuant to an agreement to file jointly.

(12) Based on an amended Schedule 13G dated, December 31, 2000, prepared by FMR Corp. and filed with the Securities and Exchange Commission. FMR Corp. and certain of its affiliates and subsidiaries had sole voting power with respect to 228,100 shares, no shared voting power with respect to the shares and sole dispositive power with respect to 745,300 shares. FMR Corp. also reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and that none of such persons had an interest relating to more than 5% of the Company's outstanding Common Stock.

(13) Based on a 13G, dated February 9, 2001, prepared by Kayne Anderson Rudnick Investment Management, LLC ("Kayne") and filed with the Securities and Exchange Commission. Kayne had shared voting power and shared dispositive power for 785, 419 shares. Kayne reported that it is an investment advisor. Kayne disclaims beneficial ownership of the shares reported.

(14) Based on an amended Schedule 13G, dated February 5, 2001, prepared by Royce & Associates, Inc. ("Royce"), Royce Management Company ("RMC") and Charles
     M. Royce, filed with the Securities and Exchange Commission. Royce had sole voting and dispositive powers with respect to 1,399,300 shares and RMC had sole voting and dispositive powers with respect to 43,600 shares. Royce and RMC reported that the filing was made on their behalf as investment advisers. Mr. Royce reported that he may be deemed to be a controlling person of Royce and RMC, and as such may be deemed to be a beneficial owner of such securities beneficially owned by Royce and RMC. Mr. Royce also reported that he does not own any shares of the Company's Common Stock and he disclaims beneficial ownership of the shares held by Royce and RMC.

(15) Resigned from the Company during 2000; no other holdings known to the Company on March 5, 2001.

(16) Includes 2,434 shares of Common Stock held in Mr. O'Keefe's 401K account, 593 shares held by Mr. O'Keefe's Spouse in a Retirement Plan, 21,962 vested options and 6,667 options which will vest within 60 days.

(17) Includes 66 shares of Common Stock held in Ms. Wollenberg's 401K account and 3,334 options which will vest within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. The Company believes that during 2000 all Directors and executive officers of the Company complied with their Section 16(a) filing requirements, except: a Form 3, Initial Statement of Beneficial Ownership Of Securities due February 6, 2000 was filed April 3, 2000 for Susan B. Wollenberg; and, a Form 4 Statement of Changes in Beneficial Ownership for March, due April 10, 2000, was filed April 11, 2000 for Paul B. Ingrey.

                             EXECUTIVE COMPENSATION

     The following table shows compensation for each of the last three fiscal years of the Chief Executive Officer and the other four most highly compensated persons serving as executive officers at the end of the last fiscal year.

                           SUMMARY COMPENSATION TABLE


                                                    ANNUAL COMPENSATION
                                   ------------------------------------------------------
                                                                         OTHER ANNUAL
NAME AND PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS($)(1)   COMPENSATION($)(2)
- ---------------------------------- ------ ------------ ------------- --------------------

Edgar W. Blanch, Jr.(5)            2000     $904,167      $ 87,188          $16,039
 Director                          1999     $800,000      $159,352          $73,755
                                   1998     $800,000      $764,292              -0-

Chris L. Walker(5)                 2000     $551,667      $ 56,672          $ 4,345
 Chairman of the Board,            1999     $480,000      $ 95,611              -0-
  President, CEO, COO              1998     $455,000      $598,575              -0-
  And Director

Kaj Ahlmann(6)                     2000     $576,875      $ 42,513          $24,368
 Vice Chairman                     1999     $ 66,667           -0-              -0-

Rodman R. Fox(7)                   2000     $142,917           -0-          $ 3,440
 Executive Vice President          1999     $400,000      $ 79,686              -0-
  of E. W. Blanch Co., Inc.        1998     $400,000      $582,146              -0-

Daniel P. O'Keefe                  2000     $231,875      $ 11,561              -0-
 Executive Vice President          1999     $212,000      $ 42,242              -0-
  and General Counsel              1998     $203,000      $ 43,532              -0-

Ian D. Packer                      2000     $101,346           -0-              -0-
 Executive Vice President          1999     $285,000           -0-              -0-
  and Chief Financial Officer(8)   1998     $240,000      $174,288          $35,334

Susan B. Wollenberg                2000     $189,455           -0-          $50,692
 Executive Vice President
  and Chief Financial Officer(9)

[WIDE TABLE CONTINUED FROM ABOVE]

                                            LONG-TERM
                                       COMPENSATION AWARDS
                                   ----------------------------
                                     RESTRICTED     SECURITIES
                                        STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION         AWARDS($)(3)   OPTIONS (#)   COMPENSATION($)(4)
- ---------------------------------- -------------- ------------- -------------------

Edgar W. Blanch, Jr.(5)                    -0-           -0-          $80,465
 Director                             $318,704        41,864          $82,576
                                      $328,584           -0-          $84,688

Chris L. Walker(5)                         -0-        15,000          $45,828
 Chairman of the Board,               $191,223        49,691          $43,774
  President, CEO, COO                 $197,150        15,000          $44,063
  And Director

Kaj Ahlmann(6)                             -0-           -0-          $ 1,904
 Vice Chairman                             -0-       250,000              -0-

Rodman R. Fox(7)                           -0-           -0-          $37,686
 Executive Vice President             $159,373        40,411          $38,404
  of E. W. Blanch Co., Inc.           $164,292        12,000          $38,409

Daniel P. O'Keefe                          -0-        20,000          $21,117
 Executive Vice President             $ 84,484           888          $20,853
  and General Counsel                 $ 87,063           -0-          $18,280

Ian D. Packer                              -0-           -0-          $22,624
 Executive Vice President                  -0-         8,782          $23,204
  and Chief Financial Officer(8)      $ 98,575           -0-          $23,238

Susan B. Wollenberg                        -0-        40,000          $   477
 Executive Vice President
  and Chief Financial Officer(9)

- ------------------

(1) "Bonus" for 2000 consists solely of vested shares of Common Stock which will be paid on April 1, 2001 pursuant to the Executive Restricted Stock Incentive Plan for 2000, as follows: Mr. Blanch (5,000); Mr. Walker (3,250); Mr. Ahlmann (2,438); and Mr. O'Keefe (663). The value of such shares is based on $17.4375 per share, the closing price of a share of the Common Stock on the New York Stock Exchange on December 29, 2000, which was the last trading day of the Calendar Year 2000.

     No bonus was paid under the 2000 Management Incentive Plan described below.

(2) "Other Annual Compensation" includes: commuting expenses, with respect to Ms. Wollenberg ($50,692).

(3) As of December 31, 2000, the named executive officers held total shares of restricted stock, as follows: Mr. Blanch (8,667 shares; $151,131), Mr. Walker (5,200 shares; $90,675), and Mr. O'Keefe (2,297 shares; $40,054).
     Share values are based on $17.4375 per share, the closing price of a share of the Common Stock on the New York Stock Exchange on December 29, 2000, which was the last trading day of the Calendar Year 2000.

(4)  "All Other Compensation" for 2000 includes:

     (a) Discretionary contribution at 7.5% of salary pursuant to the Company's retirement plan, subject to the Internal Revenue Code limitation of $12,000 with the remainder being paid in cash, to Mr. Blanch ($63,000); Mr. Walker ($33,000); Mr. Ahlmann ($0); Mr. Fox ($25,500); Mr. Packer ($10,500);
          Mr. O'Keefe ($7,875); and Ms. Wollenberg ($0).

     (b) Group term life taxable income with regard to Mr. Blanch ($5,465); Mr. Walker ($828); and Mr. Ahlmann ($1,904).

(5) Mr. Walker replaced Mr. Blanch as Chairman of the Board and Chief Executive Officer on January 25, 2001.

(6) Mr. Ahlmann has announced his resignation from the Company, and from the Board of Directors, effective April 1, 2001.

(7)  Mr. Fox resigned his employment with the Company, effective March 20, 2000.

(8) Mr. Packer resigned his employment with the Company, effective February 18, 2000.

(9) Ms. Wollenberg joined the Company on January 27, 2000; she served as Senior Vice President and Chief Financial Officer from January 27, 2000 through December 10, 2000. Effective December 11, 2000 she was elected Executive Vice President and Chief Financial Officer.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                                   POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                                  -----------------------------------------------------------         ANNUAL RATES OF
                                                                                                          STOCK PRICE
                                     NUMBER OF       % OF TOTAL                                          APPRECIATION
                                    SECURITIES      OPTIONS/SARS                                       FOR OPTION TERM
                                    UNDERLYING       GRANTED TO        EXERCISE OR             ------------------------------
                                   OPTIONS/SARS     EMPLOYEES IN      BASE PRICE   EXPIRATION
                                    GRANTED (#)     FISCAL YEAR       ($/SH)          DATE           5%            10%
                                  --------------   -------------   ------------   -----------   -----------   -------------
Edgar W. Blanch, Jr.  .........          -0-
Chris L. Walker ...............       15,000(1)         1.72%       $ 21.3813       4/25/10      $154,205      $  435,518
Kaj Ahlmann ...................          -0-
Rodman R. Fox .................          -0-
Daniel P. O'Keefe .............       20,000            2.29%       $ 19.8125       3/30/10      $249,199      $  631,520
Ian D. Packer .................          -0-
Susan B. Wollenberg ...........       10,000            1.14%       $ 19.8125       3/30/10      $124,599      $  315,760
                                      30,000            3.43%       $ 51.2500       1/27/10      $966,925      $2,450,379

- ------------------

(1) Granted automatically pursuant to a special agreement entered into in 1995; the exercise price for these options is ten percent above the trading price of the Company's Common Stock on the date of each annual issuance. Options fully vest on 4/25/01. Vesting of non-vested options accelerates in the event of a change in control. Options have a ten-year term.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                    OPTIONS/SARS AT FY-END (#)    OPTIONS/SARS AT FY-END ($)(1)
                                SHARES ACQUIRED                   ------------------------------  -----------------------------
                                  ON EXERCISE     VALUE REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                               ----------------  ---------------  -------------  ---------------  -------------  --------------
Edgar W. Blanch, Jr. .........      72,000          $1,806,250       441,955          27,909              (2)            (2)
Chris L. Walker ..............         -0-                 -0-       226,564          68,127              (2)            (2)
Kaj Ahlmann ..................         -0-                 -0-         50,00         200,000              (2)            (2)
Rodman R. Fox ................         -0-                 -0-           -0-             -0-           -0-            -0-
Daniel P. O'Keefe ............         -0-                 -0-        21,962          20,592              (2)            (2)
Ian D. Packer ................         -0-                 -0-           -0-             -0-           -0-            -0-
Susan B. Wollenberg ..........         -0-                 -0-           -0-          40,000           -0-               (2)

- ------------------

(1) Based on $17.4375 per share, which was the closing price of a share of the Common Stock on the New York Stock Exchange on December 29, 2000, which was the last trading day of the Calendar Year 2000.

(2)  Held no in-the-money options at December 31, 2000.

EMPLOYMENT AGREEMENTS
     On May 6, 1993, at the time of the Company's initial public offering, the Company entered into employment agreements with Messrs. Blanch, Fox, and Walker. These agreements provide for an initial term of three years and are renewable thereafter on a month-to-month basis at a minimum annual salary as follows: Mr. Blanch ($895,000), Mr. Fox ($135,000), and Mr. Walker ($265,000). On January 1,
1997, the Company entered into a new employment agreement with Mr. Blanch; this agreement provides for a term of five years and a minimum annual salary of $1,000,000. On March 2, 1998 the Company entered into an employment agreement with Mr. Daniel P. O'Keefe; the term of this agreement is from March 2, 1998 to March 31, 2001, the agreement is renewable thereafter on an annual basis and provides for a minimum annual salary of $265,000. On November 24, 1999 the Company entered into an employment agreement with Mr. Kaj Ahlmann; the term of this agreement is from November 24, 1999 to March 31, 2004, the agreement is renewable thereafter on an annual basis and provides for a minimum annual salary of $650,000. On January 24, 2000 the Company entered into an employment agreement with Ms. Susan Wollenberg; the term of this agreement is from January 24, 2000 to March 31, 2002, the agreement is renewable thereafter on an annual basis and provides for a minimum annual salary of $175,000. Pursuant to the terms of the employment agreements, each executive has certain prohibitions from competing against the Company for a period ending two years after the termination of the executive's employment with the Company.

     The Company has entered into change of control Severance Agreements (the "Agreements") with Mr. Blanch, Mr. Walker, Mr. O'Keefe and Ms. Wollenberg (the "Executives"). The Agreements provide for certain payments and other benefits from the Company to the Executives if, following a Change in Control, the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason. Such payments and benefits include:
(i) with respect to Messrs. Blanch, and Walker, severance pay equal to three times the Executive's salary, bonus and incentive payments (at the highest annual rate in effect during the three years prior to the termination) and with respect to Mr. O'Keefe and Ms. Wollenberg, severance pay equal to two times the Executive's salary, bonus and incentive payments (at the highest annual rate in effect during the three years prior to the termination); (ii) a lump-sum payment equal to the benefit the Executive would have received under the Company's retirement plan if he had remained employed by the Company at the compensation level provided by the Agreement for three years following the date of termination; (iii) payment for [a] any earned bonus for the preceding fiscal year not already paid; and [b] any vacation earned or accrued but not taken;
(iv) the payment of legal fees and expenses relating to the termination; (v) the termination of any noncompetition arrangement between the Company and the Executive; and (vi) a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. Under the Agreements, "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; "Good Reason" is defined to include a change in the Executive's responsibility or status which is not comparable with those prior to a Change in Control, a reduction in salary or benefits, or a mandatory relocation; and "Change in Control" is defined to include a change in the control of the type required to be disclosed under Securities and Exchange Commission proxy rules, acquisition by a person or group of 20% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined in the Agreements) not constituting a majority of the Company's Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control. The Agreements for Messrs. Blanch, Walker and O'Keefe cover an initial period from July 24, 1997 to April 1, 2001 and may be extended on an annual basis thereafter. The Agreement for Ms. Wollenberg covers an initial period from January 24, 2000 to April 1, 2001 and may be extended on an annual basis thereafter.


              AUDIT COMMITTEE REPORT OF E. W. BLANCH HOLDINGS, INC.

     The Audit Committee of the Board of Directors (the "Committee") is composed of five independent directors and operates under a written charter adopted by the Board of Directors (Appendix A). The members of the Committee are William Madden (Chair), Paul Ingrey, Gerald Isom, James Land, and

Steven Rothmeier. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Corporation's independent accountants.

     The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2000.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                        Audit Committee

                                        William B. Madden, Chairman
                                        Paul B. Ingrey, Member
                                        Gerald A. Isom, Member
                                        James N. Land, Jr., Member
                                        Steven G. Rothmeier, Member

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board has the overall responsibility for compensation actions affecting the Company's executive officers. The Compensation Committee's responsibilities include approving base and incentive compensation. The Compensation Committee is comprised entirely of Directors who are neither current nor former employees of the Company. There are no compensation committee interlocks, i.e., no executive officer of the Company serves as a member of the board of directors or compensation committee of another entity that has an executive officer serving on the Board or the Compensation Committee at the Company.

     The goal of the Company's executive compensation program is to encourage performance, as well as to attract and retain the management talent required to operate the Company successfully. The program has also been designed to create a strong and direct link between the compensation of the Company's executive officers, on the one hand, and the Company's long range success and shareholder value, on the other hand.

BASE COMPENSATION
     The Compensation Committee reviews and approves annually all salary increases for executive officers. As discussed above, minimum annual base salaries were established pursuant to the employment agreements with certain executive officers. Base salaries are adjusted in the discretion of the Compensation Committee based on the level of responsibility and the individual performance of each officer. Determinations with respect to base salaries are primarily subjective and are not targeted to any specific criteria.

     During 2000, the Company paid base compensation to each of the executive officers as follows: Mr. Blanch, $904,167; Mr. Walker, $551,667; Mr. Ahlmann, $576,875; Mr. Fox $142,917; Mr. O'Keefe $231,875; Mr. Packer $101,346 and Ms.
Wollenberg $189,455.


INCENTIVE COMPENSATION
     The incentive compensation for executive officers of the Company is principally derived from the Company's Management Incentive Plan. The Management Incentive Plan is a shareholder-approved cash bonus plan designed to reward the executive officers for exceptional performance based on the achievement of annual Company performance goals. In order for participants to earn an award, the Company's growth in revenues and net income must exceed predefined amounts. For the year ended December 31, 2000 those predefined amounts were not exceeded and therefore no bonuses were distributed to the executive officers pursuant to the Management Incentive Plan.

STOCK BASED COMPENSATION
     The Compensation Committee believes that ownership of the Company's Common Stock by management can effectively motivate the building of shareholder wealth by aligning the interests of management with those of the Company's shareholders. Stock based compensation for executive officers of the Company has historically taken the form of stock options.

     In 1998 the Board of Directors adopted the E. W. Blanch Holdings, Inc. Global Compensation Plan. This plan includes a long term incentive compensation program under which all full-time employees receive an annual grant of stock options, according to a formula set forth in the plan. No options were granted under this plan in 2000 to any of the executive officers.


EXECUTIVE RESTRICTED STOCK INCENTIVE PLAN
     In 1997, the Compensation Committee adopted and the shareholders approved the Company's Executive Restricted Stock Incentive Plan (the "Restricted Stock Incentive Plan"). The purpose of the Restricted Stock Incentive Plan is to provide at-risk, equity-based compensation for officer-level employees, in order to further incentivize those key employees to contribute to the financial success and growth of the Company, to the benefit of the Company's shareholders.

     Under the Restricted Stock Incentive Plan, each eligible participant may make an irrevocable election to forego a specified percent of his or her base compensation in exchange for the right to receive a restricted stock grant. If the target performance goals set by the Committee for the performance period are achieved, the participant is awarded restricted stock equal in value to two times the amount of base compensation the participant elected to forego, which restricted stock vests one-third on the April 1 following the end of that performance period and one-third on April 1 of the two subsequent years. If those target performance goals are not achieved, the participant is awarded restricted stock equal in value to 50% of the amount of base compensation the participant elected to forego, which restricted stock fully vests on the April 1 following the end of that performance period. Messrs. Blanch, Walker, Ahlmann, and O'Keefe elected to participate in the Restricted Stock Incentive Plan in 2000. The performance target established by the Compensation Committee for the 2000 performance period was not achieved, resulting in the award of shares as reported in the Summary Compensation Table.

RETIREMENT BENEFITS
     Executive officers also participate in the Company's retirement plan which provides for a discretionary contribution by the Company. For 2000 that contribution was 7.5%, of which the first $170,000 of compensation (which is the Internal Revenue Code compensation limit for retirement plans) was contributed to the Company's retirement plan, and the 7.5% of the compensation in excess of the $170,000 Internal Revenue Code limit was paid by the Company as a cash award.

CEO COMPENSATION
     Mr. Blanch served as CEO of the Company from its formation in March 1993 until January 25, 2001. Based on the Stock Performance Graph below, the Company's shareholders have received a total return (consisting of changes in the price of the Common Stock and assuming the reinvestment of all dividends) of
- -19.34% from December 31, 1995 through December 31, 2000. Effective January 1, 1998 the base salary for Mr. Blanch was increased to $1,000,000 pursuant to the employment agreement discussed above. Effective July 27, 2000, the Committee increased Mr. Blanch's base salary to $1,250,000, but with the commitment that he would be a 20% participant in the Executive Restricted Stock Incentive Plan. On December 11, 2000, at Mr. Blanch's recommendation, his salary was reduced to $750,000, effective for 2001. On January 25, 2001, Mr. Blanch was replaced as CEO by Mr. Chris Walker. Mr. Walker's salary as CEO currently is $750,000. Mr. Blanch was eligible to receive incentive compensation under the Company's Management Incentive Plan, eligible to participate in the Executive Restricted Stock Incentive Plan and received benefits pursuant to the Company's retirement plan. Mr. Blanch received no bonus under the 2000 Management Incentive Plan. Mr. Blanch received no options under the Company's Global Compensation Plan, as discussed above. Compensation decisions with regard to Mr. Blanch were based primarily on his level of responsibility, individual performance and Company performance.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)
     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying "performance-based compensation" and compensation paid pursuant to plans adopted prior to a Company's initial public offering of securities will not be subject to the deduction limit if certain requirements are met. During fiscal year 2000 Mr. Blanch's compensation exceeded the Section 162(m) limit; accordingly, a tax deduction was not taken on this amount. The Company currently intends to structure the compensation of its executive officers in a manner that avoids the deduction limits of Section 162(m). Accordingly, in order to comply with the shareholder approval requirements for "performance-based compensation", the Company is submitting for shareholder approval its Management Incentive Plan.

                                        Compensation Committee

                                        Steven G. Rothmeier, Chairman
                                        Paul B. Ingrey, Member
                                        Gerald A. Isom, Member
                                        James N. Land, Jr., Member
                                        William B. Madden, Member

                             STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return* (assuming dividends reinvested) on the Common Stock since December 31, 1995 to the cumulative total shareholder return over such period of (i) the S&P 500 Index and (ii) the S&P Insurance Broker Index.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

              AMONG E. W. BLANCH HOLDINGS, INC., THE S&P 500 INDEX
                       AND THE S&P INSURANCE BROKERS INDEX

                                    [GRAPH]



                             CUMULATIVE TOTAL RETURN


                                   12/95         12/96        12/97         12/98         12/99         12/00
                                -----------   ----------   -----------   -----------   -----------   ----------
E. W. BLANCH HOLDINGS, INC.     100.00            87.72        152.39        212.58        276.79        80.66
S&P 500                         100.00           122.96        163.98        210.84        255.22       231.98
S&P INSURANCE BROKERS           100.00           118.89        172.87        189.95        276.96       315.84

- ------------------
* $100 invested on December 31, 1995 in Common Stock -- including reinvestment of dividends.

                   APPROVAL OF THE E. W. BLANCH HOLDINGS, INC.
                            MANAGEMENT INCENTIVE PLAN

     The Compensation Committee has adopted a Management Incentive Plan, for 2001 which is summarized below. The Plan is being submitted for shareholder approval in order to comply with the shareholder approval requirement for qualifying "performance-based compensation" under Section 162(m) of the Code which would generally preserve the tax-deductible status of the incentive compensation payments.

SUMMARY OF MANAGEMENT INCENTIVE PLAN
     The participants in the Management Incentive Plan for 2001 are certain executive officers of the Company, to be determined by the Compensation Committee. Under the Management Incentive Plan for 2001, participants will be allocated awards from a bonus pool equal to 37.5% of the aggregate bonus amount awarded to all employees under the Company's Employee Incentive Plan. The amount awarded to all employees under the Employee Incentive Plan is based on the achievement of earnings growth in excess of a predefined goal, established by the Compensation Committee.

     The plan provides that the Chief Executive Officer shall be paid 50% of the Management Incentive Plan bonus pool. The Compensation Committee may not increase this percentage allocation, but may, in its discretion, reduce it. Bonuses will be allocated to the other participating executive officers from the remaining funds in the pool based upon the Committee's judgment of their performance during the year. In addition, individual bonuses paid to the participants may not exceed 100% of their respective base salaries for the year. Bonuses available for distribution will be paid by March 15 of the following year. In order to be eligible to receive a bonus, a participant must be an employee of the Company on the date such bonus is to be paid.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MANAGEMENT INCENTIVE PLAN.

                        RATIFICATION AND APPROVAL OF THE
                       APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. All fees for the 2000 annual audit have not yet been billed. The estimated amount of audit fees is $450,000. The estimated amount of all other fees is $1.3 million. Other fees generally include fees for pension and statutory audits including audits required in foreign countries, business acquisitions, accounting and tax consultations, and SEC registration statements.

     Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 2, 2000, following approval of the Board of Directors, the Company purchased 15,798 shares of Common Stock from Edgar W. Blanch, Jr. to be held as treasury shares. The shares of Common Stock were purchased at a price of $47.07 per share, based on the average of the trading price for the preceding ten (10) trading days.

     On December 21, 1998, the Company loaned $500,000 to Rodman R. Fox, who was then the President and Chief Operating Officer of E. W. Blanch Co., Inc., a wholly owned subsidiary of the Company. The interest rate on the loan was one-half of the prime rate, adjusted annually. The term of the loan was for five years, to be fully paid on December 31, 2003. Mr. Fox resigned from the Company effective March 20, 2000; this loan has been repaid.

                             ADDITIONAL INFORMATION

GENERAL
     As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. However, since matters of which Management is not now aware may come before the Annual Meeting or any adjournment, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
     It is anticipated that the next Annual Meeting, after the one scheduled for April 26, 2001, will be held on or about April 25, 2002. All shareholder proposals relating to a proper subject for action at the Annual Meeting in 2001, to be included in the Company's Proxy Statement and form of proxy relating to that meeting, must be received by the Company for its consideration at its principal executive offices no later than November 29, 2001. Any such proposal should be submitted by certified mail, return receipt requested.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING. REQUESTS FOR COPIES OF THIS REPORT SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT, E.W. BLANCH HOLDINGS, INC., 500 N. AKARD, SUITE 4500, DALLAS, TX 75201.

                                        By Order of the Board of Directors


                                        /S/ Daniel P. O'Keefe

                                        Daniel P. O'Keefe
                                        SECRETARY

March 23, 2001

                                                                      APPENDIX A



                           E.W. BLANCH HOLDINGS, INC.

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

I.   PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

     o Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

     o Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

     o Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Directors are "independent" if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. In particular, no member of the Committee shall be a current employee of the Company or an employee during the previous three years; shall have (or in the previous three years has had) a business relationship with the Company, unless the Board of Directors determines that the business relationship does not interfere with the director's exercise of independent judgment; shall be employed as an executive of another corporation where any of the Company's executives serve on that corporation's compensation committee; or shall be an immediate family member of an executive officer of the Company or any of its affiliates.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee at its discretion may meet periodically with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or its Chair should meet with the independent accountants and management quarterly to review the Company's financials consistent with IV.4. below.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

     DOCUMENTS/REPORTS REVIEW

     1. Review and update this Charter periodically, at least annually, as conditions dictate.

     2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

     3. Review the regular internal reports to management prepared by the internal auditing department and management's response, and review and approve the scope of the annual internal audit plan.

     4. Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

     INDEPENDENT ACCOUNTANTS

     5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.

     6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

     FINANCIAL REPORTING PROCESSES

     8. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

     9. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied to its financial reporting.

     10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

     11. Prepare a report annually to be included in the Company's proxy statement. The report shall disclose whether the Committee has reviewed and discussed the audited financial statements with management and with the Company's independent auditors (including those matters set forth in SAS 61); whether the Committee has received the written disclosures from the Company's independent auditors as required by ISB Standard No. 1 and has discussed with the auditors the auditor's independence; and whether, based on its discussions with management and the auditors, the Committee recommended to the Board of Directors that the financial statements be included in the Company's Annual Report on Form 10-K.

     PROCESS IMPROVEMENT

     12. Establish systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     13. Following completion of the annual audit, review with management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     14. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

     ETHICAL AND LEGAL COMPLIANCE

     15. Establish, review and update periodically a Compliance Policy that establishes a code of ethical conduct, and review periodically management's enforcement and implementation of this Compliance Policy.

     16. Review activities, organizational structure, and qualifications of the internal audit department.

     17. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

     18. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

     19. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                           E. W. BLANCH HOLDINGS, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                            THURSDAY, APRIL 26, 2001
                                   10:30 A.M.

                                  LINCOLN PLAZA
                           500 NORTH AKARD, 37TH FLOOR
                                DALLAS, TX 75201


- --------------------------------------------------------------------------------


E. W. BLANCH HOLDINGS, INC.
500 NORTH AKARD, SUITE 4500
DALLAS, TX 75201                                                           PROXY
- --------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING
ON APRIL 26, 2001.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

By signature on this proxy, signer hereby appoints Chris L. Walker and Daniel P. O'Keefe as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of E. W. Blanch Holdings, Inc. held of record by the undersigned on March 5, 2001, at the Annual Meeting of Shareholders to be held on April 26, 2001 or any adjournment thereof.




                      SEE REVERSE FOR VOTING INSTRUCTIONS.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to E. W. Blanch Holdings, Inc., c/o Shareowner Services-, P.O. Box 64873, St. Paul, MN 55164-0873.






















        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

1. Election of directors: 01 Paul B. Ingrey     03 Chris L. Walker          [ ]  Vote FOR      [ ]  Vote WITHHELD
                          02 James N. Land, Jr.                                  all nominees       from all
                                                                                                    nominees
                                                                             ________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,     |                                        |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)    |________________________________________|

2. Approval of the E. W. Blanch Holdings, Inc. Management Incentive Plan    [ ]For       [ ] Against       [ ] Abstain

3. Ratification of appointment of Ernst & Young LLP as independent auditors [ ]For       [ ] Against       [ ] Abstain

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

Address Change? Mark Box  [ ]  Indicate changes below:                          Date                     , 2001
                                                                                    ---------------------


                                                                             ________________________________________
                                                                            |                                        |
                                                                            |                                        |
                                                                            |________________________________________|

                                                                            Signature(s) in Box
                                                                            Please sign exactly as your name(s) appear
                                                                            on this Proxy. If held in joint tenancy,
                                                                            all persons must sign. When signing as
                                                                            attorney, executor, administrator,
                                                                            trustee, guardian, etc., please give full
                                                                            title as such. Corporations should provide
                                                                            full name of corporation and title of
                                                                            authorized officer signing the proxy. If a
                                                                            partnership, please sign in partnership
                                                                            name by authorized person.